Exhibit 10.11

AMENDED AND RESTATED TECHNOLOGY AGREEMENT

THIS AMENDED AND RESTATED TECHNOLOGY AGREEMENT (together with the exhibits hereto, as may be amended or restated from time to time, this “Agreement”) dated as of March 2, 2018 (the “Restatement Date”), is entered into between INCEPTUS MEDICAL, LLC, a Delaware limited liability company (“Inceptus”), with a place of business at 8 Argonaut, Suite 100, Aliso Viejo, California 92656, and INARI MEDICAL, INC., a Delaware corporation (“Inari”), with a place of business at 9272 Jeronimo Road, Suite 124, Irvine, California 92618.

WHEREAS, the parties entered into the Technology Agreement (the “Original Technology Agreement”) effective September 15, 2011 (the “Effective Date”);

WHEREAS, the parties entered into the Services Agreement (the “Original Services Agreement”) effective December 5, 2014; and

WHEREAS, the parties now desire to amend the Original Technology Agreement and the Original Services Agreement in certain respects, and for convenience to restate the Original Technology Agreement and the Original Services Agreement, on the terms and conditions set forth in this Agreement and the Services Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Original Technology Agreement, and otherwise agree, as follows effective as of the Effective Date:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1. “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, (a) neither Inceptus nor Inari shall be Affiliates of the other or the other’s Affiliates, and (b) any portfolio company of Inceptus shall not be an Affiliate of Inceptus or Inari.

1.2. “Change of Control” shall mean (a) a transaction or series of related transactions that result in the sale, transfer or other disposition to a Third Party of all or substantially all of Inari’s assets; (b) a merger or consolidation with a Third Party in which Inari is not the surviving corporation or in which, if Inari is the surviving corporation, the stockholders of Inari immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess a majority of the voting power of all of Inari’s outstanding stock and other securities and the power to elect a majority of the members of Inari’s board of directors; or (c) a transaction or series of related transactions with a Third Party if the stockholders of Inari immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the entity that possess a majority of the voting power of all of Inari’s outstanding stock and other securities and the power to elect a majority of the members of Inari’s board of directors.

1.3. “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding anything to the contrary herein, Inari shall be the disclosing party for all Inari Technology, and Inceptus shall be the disclosing party for all Inceptus Technology. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation (i) is known to the recipient prior to receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) is independently developed by persons on behalf of the recipient without access to or use of the information disclosed by the disclosing party.

1.4. “Development Period” shall mean the period of time beginning on the Effective Date and ending upon the earlier of (a) a Change of Control or Public Offering of Inari and (b) the date that is six (6) months following the expiration or earlier termination of the Services Agreement.

1.5. “Inari Field” shall mean the treatment of embolism and thrombosis in human vasculature, excluding carotid arteries, coronary vasculature and cerebral vasculature.

1.6. “Inari IP Rights” shall mean all Intellectual Property Rights, now existing or hereafter arising, owned or controlled by Inari in or to the Inari Technology; in each case, in which and only to the extent that Inari has a licensable interest exercisable without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional royalty, fee or other charge. Notwithstanding anything to the contrary in this Agreement, the Intellectual Property Rights listed on Exhibit D shall be Inari IP Rights and shall not be Inceptus IP Rights.

1.7. “Inari Technology” shall mean all Technology that is Primarily Directed to the Inari Field and (a) was owned by Inceptus as of the Effective Date; or (b) is conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Inceptus, solely or jointly with any other Person, during the Development Period; in each case of subclause (a) and (b), in which and only to the extent that Inceptus has the right to disclose and grant rights to Inari hereunder without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional royalty, fee or other charge; or (c) has substantial application in the Inceptus Field and is conceived, created, generated, made, derived, developed or reduced to practice by or on behalf of Inari (other than by Inceptus), whether solely or jointly with any other Person, during the Development Period. Notwithstanding anything to the contrary in this Agreement, the Technologies listed on Exhibit B shall be Inari Technology and shall not be Inceptus Technology.

1.8. “Inceptus Field” shall mean any and all fields of use other than the Inari Field.

1.9. “Inceptus IP Rights” shall mean all Intellectual Property Rights, now existing or hereafter arising, owned or controlled by Inceptus in or to the Inceptus Technology; in each case, in which and only to the extent that Inceptus has a licensable interest exercisable without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional royalty, fee or other charge. Notwithstanding anything to the contrary in this Agreement, the Intellectual Property Rights listed on Exhibit C shall be Inceptus IP Rights and shall not be Inari IP Rights.

1.10. “Inceptus Technology” shall mean all Technology that (a) has substantial application in, but is not Primarily Directed to, the Inari Field and is (i) owned by Inceptus as of the Effective Date or (ii) conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Inceptus pursuant to the Services Agreement, solely or jointly with any other Person, during the Development Period; in each case of subclause (i) and (ii), in which and only to the extent that Inceptus has the right to disclose and grant rights to Inari hereunder without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional royalty, fee or other charge, or (b) has substantial application in the Inceptus Field, is not Primarily Directed to the Inari Field, and is conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Inari, solely or jointly with any other Person, during the Development Period. Notwithstanding anything to the contrary in this Agreement, the Technologies listed on Exhibit A shall be Inceptus Technology and shall not be Inari Technology.

1.11. “Intellectual Property Rights” shall mean, collectively, Patent Rights, Know-How Rights, Trademark Rights, and any other intellectual property rights.

1.12. “Know-How Rights” shall mean all trade secret and other know-how rights (whether at law, in equity or otherwise).

1.13. “Patent Rights” shall mean all issued patents and pending patent applications (including utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, post-grant reviews, re-examinations and extensions thereof.

1.14. “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.15. “Primarily Directed to” shall mean, with respect to a field of use, (a) with respect to Patent Rights, that the patent or patent application has no disclosure that can support a claim that has substantial application outside such field of use; and (b) with respect to any other Intellectual Property Right or Technology, that such Intellectual Property Right or Technology does not have any substantial application outside such field of use.

1.16. “Public Offering” shall mean the first sale of common stock of Inari to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.17. “Services Agreement” shall mean that certain Amended and Restated Services Agreement dated as of the Restatement Date entered into between the parties (as amended or restated from time to time), pursuant to which Inceptus performs research and/or development services for Inari.

1.18. “Technology” shall mean all discoveries, inventions (whether or not protectable under patent laws), designs, developments, works of authorship, data, information, methods of manufacture or use, know-how, procedures, protocols, techniques, results of experimentation and testing and other technology.

1.19. “Third Party” shall mean any Person other than Inceptus, Inari or their respective Affiliates,

1.20. “Trademark Rights” shall mean all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, Internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing and all applications, registrations, extensions and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

2. Representations and Warranties.

2.1. By Each Party. Each party represents and warrants to the other party as follows:

2.1.1. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2. DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE INCEPTUS TECHNOLOGY, INARI TECHNOLOGY, EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT.

3. Technology and Intellectual Property Ownership.

3.1. Inceptus IP Rights. As between the parties, Inceptus shall own all Inceptus Technology and Inceptus IP Rights. Inari hereby assigns to Inceptus any and all of its rights, title and interest in and to the Inceptus Technology and Inceptus IP Rights.

3.2. Inari IP Rights. As between the parties, Inari shall own all Inari Technology and Inari IP Rights. Inceptus hereby assigns to Inari any and all of its rights, title and interest in and to the Inari Technology and Inari IP Rights.

3.3. Assignment by Employees and Consultants. Each employee or consultant of a party shall execute a confidential information and invention assignment agreement in a form mutually agreeable by the parties. Such agreement shall contain customary confidentiality provisions and shall obligate such employee or consultant to assign and transfer, and shall effectuate such assignment and transfer, to the hiring or engaging party all rights, title and interest in and to any Technology and Intellectual Property Rights conceived, created, generated, made, derived, developed or reduced to practice in the course of performing services for such party during the Development Period.

3.4. Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be necessary or appropriate in order to effectuate the foregoing.

4. License Grant.

4.1. License Grant to Inari. Subject to the terms and conditions of this Agreement, Inceptus hereby grants to Inari an exclusive (even as to Inceptus), royalty-free, non-transferable (except in accordance with Section 9.3), perpetual, irrevocable, worldwide license under the Inceptus IP Rights in the Inari Field. Inari shall not exploit the Inceptus IP Rights for any other purpose. Inari shall have the right to grant sublicenses (a) to its bona fide (sub)contractors for the purposes of enabling such (sub)contractors’ services solely for Inari’s benefit, and (b) to any other Third Parties upon Inceptus’ prior written consent not to be unreasonably withheld.

4.2. License Grant to Inceptus. Subject to the terms and conditions of this Agreement, Inari hereby grants to Inceptus an exclusive (even as to Inari), royalty-free, non-transferable (except in accordance with Section 9.3), perpetual, irrevocable, worldwide license (with the right to grant sublicenses through multiple tiers) under the Inari IP Rights in the Inceptus Field.

4.3. Sublicenses. Each sublicense hereunder shall be subject to the terms and conditions of this Agreement applicable to the licensed party. The licensed party shall ensure each sublicensee’s compliance with all terms and conditions of this Agreement applicable to the licensed party and shall be liable for any and all breaches by such sublicensee thereof.

4.4. Trademark Rights.

4.4.1. Except as otherwise set forth above, Inari, its sublicensees, and its and their respective Affiliates shall not (a) use or exploit any the Trademark Rights comprising Inceptus IP Rights, nor any mark or name confusingly similar thereto, as part of a corporate or business name or in any other manner, nor (b) register any Trademark Right (including any company name) which is identical to or confusingly similar to or incorporates any Trademark Right comprising Inceptus IP Rights.

4.4.2. Except as otherwise set forth above, Inceptus, its sublicensees, and its and their respective Affiliates shall not (a) use or exploit any the Trademark Rights comprising Inari IP Rights, nor any mark or name confusingly similar thereto, as part of a corporate or business name or in any other manner, nor (b) register any Trademark Right (including any company name) which is identical to or confusingly similar to or incorporates any Trademark Right comprising Inari IP Rights.

4.4.3. Any goodwill associated with a party’s Trademark Rights used or exploited hereunder shall accrue to the sole benefit of such party. Each party shall have the right, at reasonable times, to conduct inspections as reasonably necessary or appropriate to police and monitor the use of the Trademark Rights licensed hereunder.

4.5. No Implied Licenses. Only the licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

5. Technology Transfer.

5.1. Technology Transfer. From time to time during the Development Period and the six (6) months thereafter, in accordance with such schedule and in such manner as reasonably agreed by the parties, (a) Inceptus shall transfer to Inari any Inari Technology and Inceptus Technology (or copies thereof if applicable), in each case, in its possession or control and that was not previously transferred to or possessed by Inari, and (b) Inari shall transfer to Inceptus copies of any Inari Technology, in each case, in its possession or control and that was not previously transferred to or possessed by Inceptus.

5.2. Dispute Resolution. In the event of a dispute regarding the ownership of any Technology or Intellectual Property Rights pursuant to this Agreement that cannot be resolved after a reasonable period of good faith discussions between the parties, then each party shall have the right to submit the dispute to, and the parties shall accept the outcome of, final, binding arbitration as set forth below. The arbitration shall be conducted by the Judicial

Arbitration and Mediation Services (or its successor entity) (“JAMS”) under the JAMS Streamlined Arbitration Rules and Procedures then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. If the parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with such JAMS rules. At the request of either party, the arbitrator shall engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator, but final decision making authority shall remain with the arbitrator. The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the parties must expend for discovery, provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute. The parties and the arbitrator shall use reasonable efforts to complete any such arbitration within thirty (30) days. Unless otherwise mutually agreed upon by the parties to the arbitration, the arbitration proceedings shall be conducted in Orange County, California. The parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS. Each party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

6. Patent Rights.

6.1. Prosecution and Maintenance.

6.1.1. Inceptus shall have the sole right to prepare, file, prosecute and maintain Patent Rights comprising Inceptus IP Rights.

6.1.2. Except as otherwise set forth in Section 6.1, Inceptus shall have the sole right to prepare, file, prosecute and maintain Patent Rights comprising Inari IP Rights. Inceptus shall consider in good faith the interests of Inari in doing so, and Inari shall reasonably assist Inceptus, upon Inceptus’ request, in connection therewith. With respect to each patent application and issued patent comprising Inari IP Rights that are Primarily Directed to the Inari Field, Inceptus shall implement any requests made by Inari. With respect to each patent application and issued patent comprising Inari IP Rights that are not Primarily Directed to the Inari Field, Inceptus shall in good faith consider Inari’s input and implement any reasonable requests made by Inari.

6.1.3. Inceptus shall keep Inari advised of the status of any actual and prospective patent filings made by Inceptus pursuant to Section 6.1.2 and, upon Inari’s request, shall provide Inari with copies of any material correspondence with the U.S. Patent and Trademark Office and any corresponding patent office outside of the U.S. related to the filing, prosecution and maintenance of such patents, with sufficient time for Inari to provide direction or input pursuant to Section 6.1.2 above. Inceptus shall promptly give notice to Inari of the grant, lapse, revocation, surrender, invalidation, decision not to foreign file or validate in a European country, or abandonment of any patents within the Patent Rights comprising Inari IP Rights. In the event that Inceptus is unable or unwilling to file, or validate in a European country, prosecute or maintain any patent application or patent for which it has responsibility under Section 6.1.2, in any country, Inceptus shall promptly notify Inari of such determination, but in no case later than sixty (60) days prior to any required action relating to the validation, filing, prosecution or maintenance of such patent or patent application. From and after the effective date of such notice, Inari shall have the right, at its option, to file, prosecute and/or maintain such patent or patent application in such country.

6.1.4. Upon the first to occur of (a) Inari’s reasonable demonstration of Inari’s capability to oversee and manage the preparation, filing, prosecution and maintenance of the Patent Rights comprising Inari IP Rights, or (b) sixty (60) days after written notice from Inceptus to Inari that Inceptus desires Inari to assume control, thereafter Inari shall have the sole right to prepare, file, prosecute and maintain Patent Rights comprising the Inari IP Rights. Inari shall consider in good faith the interests of Inceptus in doing so, and Inceptus shall reasonably assist Inari, upon Inari’s request, in connection therewith. With respect to each patent application and issued patent within the Patent Rights comprising Inari IP Rights that are not Primarily Directed to the Inari Field:

(a) Inari shall (i) provide Inceptus with any such draft patent application to be filed by or on behalf of Inari at least thirty (30) days prior to filing and receive and incorporate reasonable comments by Inceptus thereon; (ii) provide Inceptus with a copy of any patent application filed by Inari promptly after such filing; (iii) provide Inceptus promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iv) notify Inceptus of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with Inceptus as reasonably requested, and incorporate reasonable comments by Inceptus thereon; and (v) consult with Inceptus a reasonable time prior to taking or failing to take any substantive action with respect to such patent applications or patents, including any action that would materially affect the scope or validity of rights under any patent applications or patents (such as substantially narrowing or canceling any claim or allowing claims to issue in a patent without reserving the right to file a continuing or divisional patent application, abandoning any patent or not filing or perfecting the filing of any patent application in any country), and Inari shall reasonably consider reasonable comments by Inceptus thereon.

(b) In the event that Inari desires not to file or to abandon any such patent or patent application, Inari shall provide reasonable prior written notice to Inceptus of such intention to abandon (which notice shall, in any event, be given no less than sixty (60) days prior to the next deadline for any action that may be taken with respect to such patent or patent application with the applicable patent office), and Inceptus shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof. In the event Inceptus elects to assume such responsibility for such prosecution and maintenance, (i) Inari shall, and hereby does, assign all of its rights, title and interest in and to such patent or patent applicable to Inceptus; (ii) Inari shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as Inceptus may reasonably request in order to effectuate the foregoing; and (iii) such patent or patent application, including all rights therein and thereto, thereafter shall be excluded from this Agreement.

6.1.5. Inari shall reimburse Inceptus, within thirty (30) days after demand, for all costs and expenses (that have not been previously reimbursed) incurred in the preparation, filing, prosecution and maintenance of Patent Rights comprising Inari IP Rights or Inceptus IP Rights; provided, however, if with respect to any Patent Rights comprising Inceptus IP Rights, such Patent Rights are licensed by Inceptus to a Third Party outside of the Inari Field, Inari’s obligation to reimburse Inceptus for costs and expenses incurred thereafter shall be adjusted by multiplying the amount thereof by the fraction 1/N, where N is the number of Third Party licensees, plus Inari.

6.2. Enforcement and Defense.

6.2.1. Except as otherwise set forth in this Section 6.2, as between the parties, Inceptus shall have the sole right, at its expense, to take any and all actions necessary or desirable enforce (including by initiating, prosecuting and settling legal actions) and/or defend (including before patent offices and courts of competent jurisdiction) the Patent Rights comprising Inceptus IP Rights. With respect to any such enforcement in the Inari Field (or any defense directly related to such enforcement in the Inari Field), Inari may request the right to control such action in the Inari Field, at its sole expense, which Inceptus may grant or reject in its sole discretion; provided, however, if Inceptus does not grant Inari such right, Inari shall have the right to participate, at its sole expense, in such action in the Inari Field.

6.2.2. Except as otherwise set forth in this Section 6.2, as between the parties, Inari shall have the sole right, at its expense, to take any and all actions necessary or desirable enforce (including by initiating, prosecuting and settling legal actions) and/or defend (including before patent offices and courts of competent jurisdiction) the Patent Rights comprising Inari IP Rights. With respect to any such enforcement in the Inceptus Field (or any defense directly related to such enforcement in the Inceptus Field), Inceptus may request the right to control such action in the Inceptus Field, at its sole expense, which Inari may grant or reject in its sole discretion; provided, however, if Inari does not grant Inceptus such right, Inceptus shall have the right to participate, at its sole expense, in such action in the Inceptus Field.

6.2.3. In any action by a party under this Section 6.2, such party shall consider in good faith the interests of the other party in doing so, the other party shall reasonably assist such party, upon request and such party’s expense, in connection therewith, and the other party shall be joined in such legal proceeding or action as may be requested by such party if the other party is an indispensable or necessary party under applicable law.

6.2.4. With respect to any such action to enforce any Patent Rights comprising the Inceptus IP Rights or the Inari IP Rights, all amounts recovered upon the final judgment or settlement of any such action shall be distributed (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of the parties; and (b)(i) if the licensee party brought such legal proceeding or action as authorized by the licensor party in accordance with Section 6.2.1 or 6.2.2, the remainder to the licensee; or (ii) otherwise, the balance to the party that brought such proceeding or action.

6.3. Patent Marking. The parties shall use commercially reasonable efforts to place (or cause to be placed) all appropriate patent notices, markings and indicia on product and marketing literature for any applicable Patent Rights licensed to it hereunder.

7. Indemnification and Limitation of Liability.

7.1. Indemnification by Inari. Inari shall indemnify, defend and hold harmless Inceptus, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Inceptus Indemnitees”) from and against any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from any claim, demand, action or other proceeding by a Third Party, to the extent resulting from (a) the actual or alleged gross negligence or willful misconduct of Inari, its Affiliates or their respective agents or representatives; (b) any actual or alleged breach of any representations, warranties or covenants of Inari in this Agreement; or (c) the use or exploitation of the Inceptus Technology, Inceptus IP Rights, Inari Technology or Inari IP Rights by or on behalf of Inari, its Affiliates or their respective sublicensees; provided, however, that the foregoing indemnity obligations shall not apply to the extent that any Loss results from any matter set forth in Section 7.2 for which Inceptus is obligated to indemnify Inari Indemnitees.

7.2. Indemnification by Inceptus. Inceptus shall indemnify, defend and hold harmless Inari, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Inari Indemnitees”) from any and all Losses arising from any claim, demand, action or other proceeding by a Third Party, to the extent resulting from (a) the actual or alleged gross negligence or willful misconduct of Inceptus, its Affiliates or their respective agents or representatives; (b) any actual or alleged breach of the representations, warranties or covenants of Inceptus in this Agreement; or (c) the use or exploitation of the Inceptus Technology, Inceptus IP Rights, Inari Technology or Inari IP Rights by or on behalf of Inceptus, its Affiliates or their respective sublicensees; provided, however, that the foregoing indemnity obligations shall not apply to the extent that any Loss results from any matter set forth in Section 7.1 for which Inari is obligated to indemnify Inceptus Indemnitees.

7.3. Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, demand, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

7.4. Insurance. As soon as reasonably practicable following the Effective Date, Inari shall obtain and maintain general and product liability insurance in such amounts as determined in good faith by the board of directors of Inari, but in no event less than such an amount that is reasonable and customary in the industry. Inari shall name Inceptus as an additional insured under such insurance policies for so long as Inari is utilizing or exploiting the Inceptus Technology or Inceptus IP Rights.

7.5. LIMITATION OF LIABILITY. WITHOUT LIMITING THE RIGHTS OR REMEDIES OF THE PARTIES PURSUANT TO THIS SECTION 7 OR THE OBLIGATIONS OF THE PARTIES PURSUANT TO SECTION 8, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, RESULTING FROM ANY ACTUAL OR ALLEGED BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

8. Confidentiality.

8.1. Confidential Information. Except as otherwise provided in this Section 8, each party shall maintain in confidence the Confidential Information of the other party except as expressly permitted herein, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, contractors and permitted sublicensees, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure by a party is authorized by this Agreement, prior to disclosure, such party shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

8.2. Terms of this Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a Third Party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted sublicense under this Agreement, or (iv) the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, Change of Control or similar transaction of such party.

8.3. Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that a party is required (a) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment.

8.4. Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9. Miscellaneous.

9.1. Relationship of Parties. The relationship between Inceptus and Inari, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

9.2. Governing Law and Resolution of Disputes.

9.2.1. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its conflict of laws principles.

9.2.2. Except as otherwise provided herein, any and all disputes or claims arising from or out of this Agreement shall be litigated exclusively before a court of the State of California in Orange County, California or, if subject matter jurisdiction exists, the United States District Court for the Central District of California. Each party hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

9.3. Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, Change of Control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.3 shall be void.

9.4. Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

9.5. Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

9.6. Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

9.7. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Inceptus:	Inceptus Medical, LLC
8 Argonaut, Suite 100
Aliso Viejo, California 92656
Attention: Chief Executive Officer

If to Inari:	Inari Medical, Inc.
9272 Jeronimo Road, Suite 124
Irvine, California 92618
Attention: Chief Executive Officer

9.8. Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

9.9. Entire Agreement. Except for the Services Agreement, this Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing specifically referring to this Agreement signed by both Inceptus and Inari.

9.10. Force Majeure. Neither party shall be liable for delays in its performance caused by events beyond its reasonable control, such as fires, floods, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, labor shortages or strikes, acts of civil or military authority or similar occurrences, provided the affected party gives the other party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected party shall use commercially reasonable efforts to work around such event.

9.11. Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only and shall be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein,’ ‘hereby,’ ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (i) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement as of the Restatement Date.

INCEPTUS MEDICAL, LLC

By:	/s/ Robert Rosenbluth
Name:	Robert Rosenbluth
Title:	President

INARI MEDICAL, INC.

By:	/s/ William Hoffman
Name:	William Hoffman
Title:	CEO

Exhibit A

Inceptus Technology

Braider

Aspiration controller

Exhibit B

Inari Technology

FlowTriever

ClotTriever

Helical-layer Catheter Construction

Hemostasis Valve and Sheath

MoreTriever

FunnelTriever

FocalTriever

Aspiration-MaxImpulse

Exhibit C

Inceptus IP Rights

Pending Patent Applications

Title	Country	App. No.
Braiding Machine and Methods of Use	USA	62/508,938

Braiding Machine and Methods of Use	USA	15/784,122

Braiding Machine and Methods of Use	USA	62/572,462

Exhibit D

Inari IP Rights

Issued Patents

Title	Country	Patent No.
Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA	9,700,332

Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA	9,844,387

Methods and Apparatus for Treating PE	USA	8,784,434

Methods and Apparatus for Treating PE	USA	8,968,330

Methods and Apparatus for Treating PE	USA	9,259,237

Methods and Apparatus for Treating PE	USA	9,408,620

Methods and Apparatus for Treating Embolism	USA	9,717,519

Retraction and Aspiration Apparatus for TX Embolisms and Assoc	USA	9,526,864

Retraction and Aspiration Apparatus for TX Embolisms and Assoc	USA	9,526,865

Pending Patent Applications

Title	Country	App. No.
Catheter Shaft and Assoc Dev’s, Systems and Methods	USA	62/269,372

Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA	62/245,935

Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA	15/268,406

Inverted or Self-feeding Dev’s and Methdos for Tx Vascular Occlusion	USA	62/444,705

Devices and Methods for Tx of a Vascular Occlusion	USA	15/498,320

Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA	15/821,224

Hemostasis Valves and Methods of Use	USA	62/554,931

Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA/PCT	PCT/US2016/058536

Catheter Shaft and Assoc Devices, Systems and Methods	USA/PCT	PCT/US2016/067628

Devices and Methods for Treating Vascular Occlusion	USA/PCT	PCT/US2017/029696

Devices and Methods for the Treatment of Vascular Occlusion	USA	61/705,129

Devices and Methods for the Treatment of Vascular Occlusion	USA	61/728,775

Title	Country	App. No.
Devices and Methods for the Treatment of Vascular Occlusion	USA	61/750,277

Devices and Methods for the Treatment of Vascular Occlusion	USA	61/845,796

Devices and Methods for the Treatment of Vascular Occlusion	USA	61/864,356

Devices and Methods for Tx of a Vascular Occlusion	USA	15/466,740

Devices and Methods for Tx of a Vascular Occlusion	USA	61/893,859

Devices and Methods for the Treatment of Vascular Occlusion	USA	61/949,953

Retraction and Aspiration Apparatus for Tx PE	USA	62/009,805

Devices and Methods for Tx of a Vascular Occlusion	USA	14/430,519

Methods and Apparatus for Treating PE	USA	14/646,358

Device for Treating Embolism and Assoc Systems and Methods	USA	62/505,063

Devices and Methods for Tx of a Vascular Occlusion	USA	15/031,102

Methods and Apparatus for Treating PE	USA	15/665,326

Single Insertion Delivery System for Tx Embolism	USA	62/622,691

Methods and Apparatus for Treating Embolism	USA	15/396,036

Retraction and Aspiration Apparatus for TX Embolisms and Assoc	USA	15/366,308

Devices and Methods for the Treatment of Vascular Occlusion	USA/PCT	PCT/US2013/061470

Methods and Apparatus for Treating PE	USA/PCT	PCT/US2013/071101

Methods and Apparatus for Treating PE	USA/PCT	PCT/US2014/046567

Methods and Apparatus for Treating PE	USA/PCT	PCT/US2014/061645

Intravascular Tx of Vasc Occl’s and Assoc Devs, Systems and Methods	USA/PCT	PCT/US2016/058536

Devices and Methods for Treating Vascular Occlusion	USA/PCT	PCT/US2017/029696

Devices and Methods for Treating Vascular Occlusion	EPO	EP13838945.7

Methods and Apparatus for Treating PE	EPO	EP14823803.3

Retraction and Aspiration Apparatus for Tx Embolisms and Assoc	EPO	EP15805810.7

Retraction and Aspiration Apparatus for Tx Embolisms and Assoc	Canada	CA2,939,315

Retraction and Aspiration Apparatus for Tx Embolisms and Assoc	Australia	AU2015274704

Title	Country	App. No.
Retraction and Aspiration Apparatus for Tx Embolisms and Assoc	Japan	JP2016-564210

Retraction and Aspiration Apparatus for Tx Embolisms and Assoc	PRC	CN201580030865.5

Trademark Registrations

Mark	Country	Reg. No.
Inari Medical	USA	4752563
FlowTriever	USA	4777648
ClotTriever	USA	5223592
FlowTriever	EM	IR 1280631
ClotTriever	EM	IR 1325330